Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as May 1, 2006 between Ceragenix Pharmaceuticals, Inc. a Delaware corporation with its principal offices at 1444 Wazee Street, Denver, Colorado (the “Company”) and Peter M. Elias, M.D.  of San Francisco, California(“Executive”).

RECITALS

A.    The Company is in the business of discovering, developing and commercializing prescription products for dermatology and infectious diseases.  The Company, in its business, develops and uses certain Confidential Information (as defined in Paragraph 8(b) below).  Such Confidential Information will necessarily be communicated to or acquired by Executive by virtue of his employment with the Company, and the Company has spent time, effort and money to develop such Confidential Information and to promote and increase its goodwill; and

B.    The Company desires to retain the services of, and employ, Executive on its own behalf and on behalf of its affiliated companies for the period provided in this Agreement and, in so doing, to protect its Confidential Information and goodwill, and Executive is willing to accept employment by the Company on an exclusive basis for such period, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.                            Employment.  Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive, and Executive agrees to accept employment from, and remain in the employ of, the Company for the period stated in Paragraph 3 hereof.

2.                            Position and Responsibilities.  During the period of his employment hereunder, Executive agrees to serve the Company, and the Company shall employ Executive, as its Chief Scientific Officer. As Chief Scientific Officer, Executive shall be responsible for: (a) assisting management in the development of new products and the reformulation of existing products; (b) advising management on its clinical trial strategies and assisting in the recruitment of investigators; (c) developing clinical trial protocols; (d) attending scientific conferences and presenting data related to the Company’s products; (e) evaluating the scientific merits of new technologies or products that the Company may seek to develop; and (f) such additional duties and responsibilities consistent with the position of Chief Scientific Officer as may reasonably be assigned to Executive.

3.     Term and Duties.

(a)  Term of Employment.  The period of Executive’s employment under this Agreement shall be deemed to have commenced on the date of this Agreement and shall continue until May 1, 2008 and may continue thereafter from year to year upon mutual consent of the parties.

(b)  Duties.  During the period of his employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote his best efforts and at least 50% of his time during normal business hours, attention, skill and efforts to the business and affairs of the Company and its affiliated companies, as such business and affairs now exist and as they may be hereafter changed or added to, under and pursuant to the general direction of the Board of Directors of the Company (the “Board”). The Company shall retain full direction and control of the means and methods by which Executive performs the services for which he is employed hereunder. Unless and until otherwise mutually agreed to between the Company and Executive, Executive shall not be required to relocate to Denver, Colorado and may maintain a residence in the location of his choice. Executive shall be provided with suitable administrative support and support personnel customary in the industry.

4.     Compensation and Reimbursement of Expenses; Other Benefits.

(a)  Compensation.

(1) Regular Compensation. During the period of his employment hereunder, Executive shall be paid a salary, in semi-monthly installments (in accordance with the Company’s normal payroll practices for senior executive officers), at the rate of Ninety Thousand Dollars ($90,000.00) per year, or such higher salary as may be from time to time approved by the Board (or any duly authorized Committee thereof) (any such higher salary so approved to be thereafter the minimum salary payable to Executive during the remainder of the term hereof), plus such additional incentive compensation, if any, as may be awarded to him yearly by the Board (or any duly authorized Committee thereof). Upon the Company consummating a financing transaction of at least $10 million or consummating an out-license transaction in which it will receive at least $10 million in licensing fees, Executive’s annual salary shall be increased to One Hundred Twenty Thousand Dollars ($120,000).

(b)  Reimbursement of Expenses.  The Company shall pay or reimburse Executive, in accordance with its normal policies and practices, for all reasonable travel and other expenses incurred by Executive in performing his obligations hereunder. The Company further agrees to furnish Executive with such assistance and accommodations as shall be suitable to the character of Executive’s position with the Company and adequate for the performance of his duties hereunder.

(c)  Other Benefits.  During the period of his employment hereunder Executive shall be entitled to receive all other benefits of employment generally available to other members of the Company’s management and those benefits for which key executives are or shall become eligible, when and as he becomes eligible therefore, including without limitation,  life insurance benefits, short and long-term disability plans, deferred compensation plans, and participation in the Company’s Bonus Plan and any Stock Option plans. The Company agrees that none of such benefits shall be altered in any manner or in such a way as to reduce any then existing entitlement of Executive thereunder. Notwithstanding the foregoing, it is specifically agreed to by the parties that Executive shall obtain and pay for his own health insurance.

(d)  Executive shall be entitled to annual vacation of 2 weeks.

5.  Assignment of Patent Rights to inventions.

In the event that Executive develops any inventions while in the Company’s employ, Executive agrees to promptly disclose such invention to Company, assist in the development of such invention and assign the rights to such invention to the Company.

6.   Benefits Payable Upon Disability or Death.

     (a)  Disability Benefits.  If, during the term of this Agreement, Executive shall be prevented from properly performing services hereunder by reason of his illness or other physical or mental incapacity, the Company shall continue to pay Executive his then current salary hereunder during the period of such disability; or, if less, for a period of (12) calendar months, at which time the Company’s obligations hereunder shall cease and terminate.

     (b)  Death Benefits.  In the event of the death of Executive during the term of this Agreement, Executive’s salary payable hereunder shall continue to be paid to Executive’s surviving spouse, or if there is no spouse surviving, then to Executive’s designee or representative (as the case may be) through the six-month period following the end of the calendar month in which Executive’s death occurs. Thereafter, all of the Company’s obligations hereunder shall cease and terminate.

     (c)  Other Plans.  The provisions of this Paragraph 6 shall not affect any rights of Executive’s heirs, administrators, executors, legatees, beneficiaries or assigns under the Company’s Profit-Sharing Investment Plan, ESBP, Restricted Stock and Stock Option Plan (or any other similar plan or arrangement), any stock purchase plan or any other employee benefit plan of the Company, and any such rights shall be governed by the terms of the respective plans.

7.   Obligations of Executive During and After Employment.

(a) Noncompetition. During the Employment Period and until the 12-month anniversary of the Executive’s Date of Termination if the Executive’s employment is terminated by the Company for Cause or the Executive terminates employment without Good Reason, the Executive shall not engage in or become associated with any Competitive Activity. For purposes of this Section 7(a), a “Competitive Activity” shall mean any business or other endeavor that engages in any country in which the Company has significant business operations to a significant degree in a business that directly competes with all or any substantial part of the Company’s business. The Executive shall be considered to have become “associated with a Competitive Activity” if he becomes involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive’s personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity and his involvement relates to a significant extent to the Competitive Activity of such entity; provided, however, that the Executive shall not be prohibited from (a) owning less than one percent (1%) of any publicly traded corporation, whether or not such corporation is in competition with the Company; (b) serving as a director of a corporation or other entity the primary business of which is not a Competitive Activity or (c) serving as a consultant to other non-competitive companies provided however that such consulting activities, in total, do not exceed 25% of normal work hours. If, at any time, the provisions of this Section 8(a) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 7(a) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 7(a) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

     (b)  Unauthorized Use of Confidential Information.  Executive acknowledges and agrees that (i) during the course of his employment Executive will have produced and/or have access to Confidential Information (as defined in subparagraph (c) hereof), of the Company and its affiliated companies, and (ii) the unauthorized use or sale of any of such confidential or proprietary information at any time would harm the Company and would constitute unfair competition with the Company. Executive promises and agrees not to engage in any unfair competition with the Company either during or after the term of this Agreement. Therefore, during and subsequent to his employment by the Company and its affiliated companies, Executive agrees to hold in confidence and not, directly or indirectly, disclose, use, copy or make lists of any such information, except to the extent expressly authorized by the Company in writing or as required by law. All records, files, drawings, documents, equipment, and the like, or copies thereof, relating to the Company’s business, or the business of any of its affiliated companies, which Executive shall prepare, use, or come into contact with, shall be and remain the sole property of the Company, and shall not be removed (except to allow Executive to perform his responsibilities hereunder while traveling for business purposes or otherwise working away from his office) from the Company’s or the affiliated company’s premises without its prior written consent, and shall be promptly returned to the Company upon termination of employment with the Company and its affiliated companies. This paragraph 7(b) shall survive the termination or expiration of this Agreement.

     (c)  Confidential Information Defined.  For purposes of this Agreement, “Confidential Information” means all information (whether reduced to written, electronic, magnetic or other tangible form) acquired in any way by Executive during the course of his employment with the Company or any of its affiliated companies concerning the products, projects, activities, business or affairs of the Company and its affiliated companies, or the Company’s or any of its affiliated company’s customers, including, without limitation, (i) all information concerning trade secrets of the Company and its affiliated companies, including computer programs, system documentation, special hardware, product hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements or inventions of the Company and its affiliated companies, (ii) all sales and financial information concerning the Company and its affiliated companies, (iii) all customer and supplier lists of the Company and its affiliated companies, (iv) all information concerning products or projects under development by the Company or any of its affiliated companies or marketing plans for any of those products or projects, and (v) all information in any way concerning the products, projects, activities, business or affairs of customers of the Company or any of its affiliated companies which was furnished to him by the Company or any of its agents or customers; provided, however, that Confidential Information does not include information which (A) becomes available to the public other than as a result of a disclosure by Executive, (B) was available to him on a non-confidential basis outside of his employment with the Company, or (C) becomes available to him on a non- confidential basis from a source other than the Company or any of its agents, creditors, suppliers, lessors, lessees or customers.

     (d)  Nonsolicitation.  Executive recognizes and acknowledges that it is essential for the proper protection of the business of the Company and its affiliated companies that Executive be restrained for a reasonable period following the termination of Executive’s employment with the Company and its affiliated companies from: (i) soliciting or inducing any employee of the Company or any of its affiliated companies to leave the employ of the Company or any of its affiliated companies; (ii) hiring or attempting to hire any employee of the Company or any of its affiliated companies; or (iii) soliciting the trade of or trading with the customers of the Company or any of its affiliated companies for any competitive business purpose. Accordingly, Executive agrees that during the term of his employment hereunder, and for the Restricted Period thereafter following the termination of Executive’s employment with the Company and its affiliated companies for any reason, Executive shall not, directly or indirectly, (x) hire, solicit, aid in or encourage the hiring and/or solicitation of, contract with, aid in or encourage the contracting with, or induce or encourage to leave the employment of the Company or any of its affiliated companies, any employee of the Company or any of its affiliated companies; and (y) solicit, aid in or encourage the solicitation of, contract with, aid in or encourage the contracting with, service, or contact any person or entity which is, or was, within three years prior to the termination of Executive’s employment with the Company and its affiliated companies, a customer  of the Company or any of its affiliated companies for the purpose of offering or selling a product or service competitive with any of those offered by the Company of any of its affiliated companies. For purposes of this Paragraph 7(d), the “Restricted Period” shall be deemed to be the longer of (i) one(1) year following termination of Executive’s employment for any reason or (ii) the period during which Executive is receiving salary continuation payments hereunder. This Paragraph 8(d) shall survive the termination or expiration of this Agreement.

     (e)  Remedy for Breach.  Executive agrees that in the event of a breach or threatened breach of any of the covenants contained in this Paragraph 7, the Company shall have the right and remedy to have such covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any material breach of any of the covenants will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

     8. Termination.

     (a)  For Cause.  Notwithstanding anything herein to the contrary, the Company may, without liability, terminate Executive’s employment hereunder for Cause (as defined below) at any time upon written notice from the Board (or any duly authorized Committee thereof) specifying such Cause, and thereafter, the Company’s obligations hereunder shall cease and terminate; provided, however, that such written notice shall not be delivered until after the Board (or any duly authorized Committee thereof) shall have given Executive written notice specifying the conduct alleged to have constituted such Cause and Executive has failed to cure such conduct, if curable, within fifteen (15) days following receipt of such notice. As used herein, the term “Cause” shall mean (i) Executive’s willful misconduct, habitual neglect, dishonesty or other intentional actions (or failures to act) which are materially and demonstrably injurious to the Company, or (ii) a material breach by Executive of one or more terms of this Agreement.

     (b)  Arbitration Required to Confirm Cause.  In the event of a termination  for Cause pursuant to subparagraph (a) above, the Company shall continue to pay Executive’s then current compensation as specified in this Agreement until the issuance of an arbitration award affirming the Company’s action. Such arbitration shall be held in accordance with the provisions of Paragraph 9(d) below. In the event the award upholds the action of the Company, Executive shall promptly repay to the Company any sums received pursuant to this subparagraph 8(b), following termination of employment.

     (c)  Other than for Cause; Performance, Reorganization.  Notwithstanding anything herein to the contrary, the Company may also terminate Executive’s employment (without regard to any general or specific policies of the Company relating to the employment or termination of its employees) (i) should Executive fail to perform his duties hereunder in a manner satisfactory to the Board, provided that

Executive shall first be given written notice of such unsatisfactory performance and a period of ninety (90) days to improve such performance to a level deemed acceptable to the Board, (ii) should  Executive’s position be eliminated as a result of a reorganization or restructuring of the Company or any of its affiliated companies or (iii) for any other reason or reasons.

     (d)  Obligations of the Company on Termination of Employment.

            i)    If the Company terminates Executive’s employment pursuant to subparagraph 89(a) above and the Company’s action is affirmed as specified in subparagraph 8(b) above or Executive terminates his employment with the Company other than for Good Reason (as defined in subparagraph (d)(iii)), then all of the Company’s obligations hereunder shall immediately cease and terminate. Executive shall thereupon have no further right or entitlement to additional salary, incentive compensation payments or awards, or any perquisites from the Company whatsoever, and Executive’s rights, if any, under the Company’s employee and executive benefit plans shall be deter-mined solely in accordance with the express terms of the respective plans;

          ii)   If the Company terminates Executive’s employment pursuant to subparagraph 8(c) above or Executive terminates his employment with the Company for Good Reason prior to the expiration of this Agreement, then in lieu of any benefits payable pursuant to the Company’s Executive Severance Policy (so long as the compensation and benefits payable hereunder equal or exceed those payable under said Policy) and in complete satisfaction and discharge of all of its obligations to Executive hereunder (with the exception of Paragraph 6), the Company shall, provided Executive is not in breach of the provisions of Paragraph 7 hereof, and except as provided in Paragraph 9(c) below, (A) continue Executive’s then base salary, without increase, for the remainder of the term of this Agreement, (B) continue Executive’s incentive award compensation under the terms of the Company’s Bonus Plan for each fiscal year ending with or within the term of this Agreement, such Bonus awards to be equal, in each  case, to Executive’s Individual Target Award existing at the time of his termination of employment, (C) accelerate the vesting of all stock options granted to Executive and (D) terminate Executive’s participation in the Company’s tax-qualified profit-sharing plans and stock purchase plans, pursuant to the terms of the respective plans, as of the date of Executive’s termination of employment.

        (iii)   For purposes of this Agreement, “Good Reason” shall mean any of  the following actions, if taken without the express written consent of Executive, (A) any material change by the Company in Executive’s functions, duties or responsibilities, which change would cause Executive’s position with the Company to become of less dignity, responsibility, importance, or scope as compared to the position and attributes that applied to Executive as of the Effective Date; (B) any significant reduction in Executive’s base salary, other than a reduction effected as part of an across-the-board reduction affecting all executive employees of the Company; C) any material failure by the Company to comply with any of the provisions of the Agreement; (D) the Company’s requiring Executive to be based at any office or location more than 25 miles from the office at which Executive is based as of the Effective Date, except for travel reasonably required in the performance of Executive’s responsibilities; or (E) any failure by the Company to obtain the express assumption of the Agreement by any successor or assign of the Company.

9.  General Provisions.

(a) Executive’s rights and obligations hereunder shall not be transferable by assignment or otherwise. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets; and this Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor surviving or resulting corporation, or other entity to which such assets shall be transferred. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

(b)  This Agreement (together with the Termination Agreement between the parties of even date herewith) and the rights of Executive with respect to the benefits of employment referred to in Paragraph 4(c) constitute the entire agreement between the parties hereto in respect of the employment of Executive by the Company. Unless specifically stated, nothing whatsoever in this Agreement shall diminish, impair, or in any manner adversely affect Executive’s right to receive any benefits that Executive had accrued or to which he was otherwise entitled as of the date immediately prior to the Effective Date as a result of his previous employment by, or retirement from, the Company.

     (c) In the event Executive’s employment with the Company shall terminate under circumstances otherwise providing Executive with a right to benefits under both Section 5 of the Termination Agreement and Paragraph 7(d)(ii) of this Agreement, Executive shall be entitled to receive the greater of the benefits provided therein or herein, calculated individually, without duplication.

     (d)  Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof, shall be settled exclusively by arbitration in accordance with the Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. Any arbitration held pursuant to this paragraph in connection with any termination of Executive’s employment shall take place in Denver, Colorado at the earliest possible date. If any proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach thereof, the prevailing party shall be entitled to reasonable attorneys fees and necessary costs and disbursements, not to exceed in the aggregate one percent (1%) of the net worth of the other party, in addition to any other relief to which he or it may be entitled.

     (e)  The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability hereof shall not be affected thereby.

     (f)  This Agreement may not be amended or modified except by a written instrument executed by the Company and Executive.

     (g)  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Colorado without regard to its principles of conflict of laws.

10.  Indemnification.

         (a) General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a director or officer of the Company or any of their affiliates or is or was serving at the request of the Company or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of her heirs, executors and administrators.

         (b) Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

         (c) Enforcement. If a claim or request under this Section 10 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law.

         (d) Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

         (e) Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

         (f) Notice of Claim. The Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such times and places as are convenient for the Executive.

         (g) Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

                  (i) The Company will be entitled to participate therein at its own expense;

                  (ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if she reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

                  (iii) The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Executive without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

         (h) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 10 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

         11. Legal Fees and Expenses. If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement, the Company shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute, but only if the Executive prevails to a substantial extent with respect to the Executive’s claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

         12. Successors; Binding Agreement.

         No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Ceragenix Pharmaceuticals, Inc.

By	/s/

Executive